Exhibit 10.1

SENIOR MANAGEMENT AGREEMENT

BY AND BETWEEN

HURON CONSULTING GROUP INC.

AND

JAMES R. DAIL JR.

SENIOR MANAGEMENT AGREEMENT

SENIOR MANAGEMENT AGREEMENT (the "Agreement"), effective as of July 1, 2022 (the "Effective Date"), by and between Huron Consulting Group Inc., a Delaware corporation ("Huron"), and James R. Dail Jr. ("Executive").

PRELIMINARY RECITALS

WHEREAS, Huron and its affiliates are engaged in the business of providing diversified business consulting services (the "Business"). For purposes of this Agreement (except where the context contemplates otherwise), the term the "Company" shall include Huron, its subsidiaries and assignees and any successors in interest of the Company and its subsidiaries;

WHEREAS, the Company currently employs Executive in the role of Managing Director and desires to continue to employ Executive from and after the Effective Date in the role of Executive Vice President, Chief Operating Officer, and Executive desires to continue to be so employed by the Company, as set forth herein;

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment.

1.1 Title and Duties. The Company agrees to continue to employ Executive, and Executive agrees to accept such continuing employment with the Company, as Executive Vice President, Chief Operating Officer for the Employment Period, in accordance with the terms and conditions of this Agreement. During the Employment Period, Executive shall have such responsibilities, duties and authorities as are customarily assigned to such position and shall render such services or act in such capacity for the Company and its affiliates, as Huron's Chief Executive Officer (the "CEO") shall from time to time direct. Executive shall perform the duties and carry out the responsibilities assigned to Executive, to the best of Executive's ability, in a trustworthy and businesslike manner for the purpose of advancing the business of the Company and its affiliates. Executive shall engage in travel as reasonably required in the performance of Executive's duties. Executive acknowledges that Executive's duties and responsibilities hereunder will require Executive's full business time and effort and agrees that, during the Employment Period, Executive will not engage in any other business activity or have any business pursuits or interests which materially interfere or conflict with the performance of Executive's duties hereunder; provided that Executive may, with the approval of the CEO or his designee, serve on the board of other corporations or charitable organizations and engage in charitable activities, community affairs, and teaching.

1.2 Employment Period. The employment of Executive under this Agreement shall continue, unless one of the parties shall deliver to the other sixty (60) days' advance written notice of the cessation of Executive’s employment (the "Employment Period"). Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to this Section 1.2 and Sections 1.3, 1.4 and 1.5.

1.3 Termination Upon Death. If Executive dies during the Employment Period, Executive's employment shall automatically terminate on the date of Executive's death.

1.4 Termination by the Company.

(a) The Company may terminate Executive's employment hereunder upon written notice to Executive as described in Section 10.5. Such termination shall be effective upon the date notice of such termination is given pursuant to Section 10.5 unless such notice shall otherwise provide.

(b) For purpose of this Agreement, "Cause" means the occurrence of any of the following events, as determined in the reasonable good faith judgment of the CEO:

(i) the failure of Executive to perform Executive's material duties (unless such failure relates to any disability, sickness or injury of Executive) which failure continues for twenty (20) days after the Company has given written notice to Executive specifying in reasonable detail the manner in which Executive has failed to perform such duties and affording opportunity to cure;

(ii) commission by Executive of an act or omission (A) constituting (x) a felony, (y) dishonesty with respect to the Company or (z) fraud, or (B) that (x) could reasonably be expected to adversely and materially affect the Company's business or reputation, or (y) involves moral turpitude;

(iii) the breach, non-performance or non-observance of any of the material terms of this Agreement (other than a breach, non-performance or nonobservance described in clause (i) of this Section 1.4(b)), or any other agreement to which Executive and the Company are parties, by Executive, if such breach, non-performance or non-observance shall continue beyond a period of twenty (20) days immediately after written notice thereof given by the Company to Executive; or

(iv) any breach, non-performance or non-observance of any of Sections 6.2, 6.3, or 6.4 of this Agreement; provided that if such conduct occurs while Executive is employed hereunder, the Company shall allow Executive an opportunity for a hearing before Huron's Board of Directors (the "Board") prior to any termination of Executive for Cause.

(c) Executive shall be deemed to have a "Permanent Disability" for purposes of this Agreement if Executive is eligible to receive benefits under the Company's long-term disability plan then covering Executive.

1.5 Termination by Executive. Except as otherwise provided herein, Executive shall give sixty (60) days' notice to the Company prior to the effectiveness of any resignation of Executive's employment with the Company. Executive's termination of employment shall be deemed to be on account of "Good Reason" if (a)(i) Executive gives notice to the Company that the Company has materially failed to comply with any material term of this Agreement, or (ii) the Company materially reduces Executive's base salary or benefits coverage, provided that such reduction is without Executive's consent, is not warranted by the Company's financial condition, and is not a change that applies uniformly to similarly-situated Company executives, (b) the Company does not rescind (or otherwise cure) such event or condition within the sixty (60) day period following the occurrence of such event or, if applicable, the date of the notice from Executive to the Company, and (c) Executive resigns his employment within thirty (30) days after the end of such sixty (60) day cure period. Any notice from Executive to the Company under Section 1.5(a)(i) or (ii) shall be provided within thirty (30) days after Executive first has knowledge of the applicable event or condition.

2. Compensation.

2.1 Base Salary. As consideration for the services of Executive hereunder, the Company shall pay Executive an annual base salary (the "Base Salary"), payable in accordance with the Company's customary payroll practices as in effect from time to time. The CEO shall perform an annual review of Executive's compensation based on Executive's performance of Executive's duties and the Company's other compensation policies, provided that Executive's Base Salary shall not be reduced without Executive's consent unless such reduction is part of a comparable overall reduction for members of senior management. The term Base Salary shall include any changes to the Base Salary from time to time.

2.2 Bonus Programs. For each calendar year, Executive shall be eligible for an annual bonus in an amount determined by the Compensation Committee of the Board (the "Compensation Committee") based on Executive's performance of Executive's duties and the Company's other compensation policies (the "Annual Bonus"). The actual Annual Bonus paid will be based on Company and Executive performance. Except as otherwise described in this Agreement, Executive's right to any bonus payable pursuant to this Section 2.2 shall be contingent upon Executive being employed by the Company on the date the Annual Bonus is generally paid to executives of the Company.

3. Equity Awards. Executive shall generally be eligible to participate in Huron's equity plans from time to time, with the amount of any equity awards, and the terms and conditions under which they are granted being in the sole discretion of the Compensation Committee based on Executive's performance of Executive's duties and the Company's other compensation policies. Such equity awards shall be subject to the terms of the applicable equity incentive plan of the Company and granting agreement.

4. Benefits and Expenses.

4.1 Benefits. During the Employment Period, Executive shall be eligible to participate in the various health and welfare benefit plans maintained by the Company for its similarly-situated key management employees from time to time, including but not limited to paid vacation, medical and dental insurance, and disability and life insurance at levels as are provided from time to time to similarly-situated executives of the Company.

4.2 Business Expenses. During the Employment Period, the Company shall reimburse Executive for all ordinary, necessary and reasonable travel and other business expenses incurred by Executive in connection with the performance of Executive's duties hereunder, in accordance with the Company policy. Such reimbursement shall be made upon presentation of itemized expense statements and such other supporting documentation as the Company may reasonably require. To the extent that any such reimbursements are taxable to Executive ("Taxable Reimbursements"), such reimbursements shall be paid to Executive only if (a) the expenses are incurred and reimbursable pursuant to a reimbursement plan that provides an objectively determinable nondiscretionary definition of the expenses that are eligible for reimbursement and (b) the expenses are incurred during the Employment Period. With respect to any Taxable Reimbursements, the amount of the expenses that are eligible for reimbursement during one calendar year may not affect the amount of reimbursements to be provided in any subsequent calendar year, the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of the expenses shall not be subject to liquidation or exchange for any other benefit.

5. Compensation After Termination.

5.1 Termination For Cause; Resignation Without Good Reason. If, Executive's employment is terminated by the Company for Cause or if Executive resigns his employment other than for Good Reason during the Employment Period then, except as required by law, the Company shall have no further obligations to Executive (except payment of the Base Salary accrued through the date of said termination), and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).

5.2 Termination Without Cause; Resignation For Good Reason.

(a) If, Executive's employment is terminated by the Company without Cause or Executive resigns for Good Reason, then, subject to the terms and conditions of this Agreement, Executive shall be entitled to receive the following amounts and benefits:

(i) an amount in cash equal to one (1) times the sum of Executive's annual Base Salary and Target Bonus for the year of termination or resignation (“Severance Pay”) payable to Executive in one lump sum within sixty (60) days following Executive’s termination of employment;

(ii) Continuation of medical benefits for twelve (12) months upon the same terms as exist from time to time for active similarly-situated executives of the Company, which benefits shall be considered part of, and not in addition to, any coverage required under COBRA; and

(iii) An amount in cash equal to the Annual Bonus that Executive would have earned for the year of termination or resignation had he remained employed for the year in which his termination or resignation occurs based on satisfaction of Company performance targets, multiplied by a fraction, the numerator of which is the number of completed days of employment by Executive (including the date of termination or resignation) during the year of termination or resignation and the denominator of which is 365, which amount will be paid to Executive at the same time that the annual bonus is otherwise payable to the Company’s executives in accordance with the annual bonus plan.

(b) The Company shall have no other obligations under this Agreement or otherwise for periods from and after Executive's employment termination date (except payment of the Base Salary accrued through the date of said termination), and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).

5.3 Termination Due To Death, Permanent Disability. If Executive's employment is terminated due to Executive's Permanent Disability or if Executive dies during the Employment Period, then subject to the terms and conditions of this Agreement, (a) Executive or Executive's estate, as the case may be, shall be entitled to receive, in addition to any amounts Executive may be entitled to receive under the Company's long-term disability plan or other benefit plans, payment of Base Salary through the date of termination, and (b) Executive and/or Executive's eligible dependents shall receive continuation of medical benefits upon the same terms as exist immediately prior to the termination of employment for similarly-situated active executives of the Company for the six (6)-month period immediately following the termination of employment (which benefits shall be considered part of, and not in addition to, any coverage required under COBRA). The Company shall have no other obligations under this Section 5.3 or otherwise with respect to Executive's employment from and after the termination date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity). Subject to the terms and conditions of this Agreement, Executive or Executive’s estate shall also be entitled to receive the following amounts and benefits:

(a)    An amount in cash equal to the then-prevailing target amount of Executive's Annual Bonus ("Target Bonus") for the year of death or disability multiplied by a fraction, the numerator of which is the number of completed days of employment by Executive (including the date of termination or resignation) during the year of termination or resignation and the denominator of which is 365, which amount will be paid to Executive or Executive’s estate at the same time that the annual bonus is otherwise payable to the Company’s executives in accordance with the annual bonus plan.

(b)    Full vesting of any outstanding time-based equity awards granted to Executive, notwithstanding anything to the contrary that may be delineated in any equity plan or equity award agreement. Performance based equity will be treated in accordance with the applicable performance share equity agreement then in effect

5.4 This Section Intentionally Left Blank

5.5 Change of Control.

(a)    The provisions of Sections 5.2 and 5.3 hereof to the contrary notwithstanding but subject to the other terms and conditions of this Agreement, if (i) Executive is terminated by the Company without Cause or Executive resigns his employment for CoC Good Reason (defined below) in either case during the period commencing on a Change of Control (defined below) and ending on the second anniversary of the Change of Control (such two year period being the "Protection Period" hereunder), or (ii) Executive reasonably demonstrates that the Company's termination of Executive's employment (or an event which, had it occurred following a Change of Control, would have constituted CoC Good Reason) prior to a Change of Control was attributable to or intended to facilitate a Change of Control or was at the request of or instigation of a third party who was taking steps reasonably calculated to effect a Change of Control (or otherwise in contemplation of a Change of Control) and a Change of Control actually occurs within twelve (12) months of such termination or resignation of Executive (a "Qualifying Termination"), then, subject to the terms and conditions of this Agreement, Executive shall be entitled to receive the following payments and benefits:

(i) an amount in cash equal to one and one-half (1.5) times the sum of Executive's annual Base Salary and Target Bonus for the year of termination or resignation;

(ii) an amount in cash equal to the then-prevailing target amount of Executive's Annual Bonus ("Target Bonus") for the year of termination or resignation multiplied by a fraction, the numerator of which is the number of completed days of employment by Executive (including the date of termination or resignation) during the year of termination or resignation and the denominator of which is 365, which amount will be paid to Executive at the same time that the annual bonus is otherwise payable to the Company’s executives in accordance with the annual bonus plan;

(iii) anything set forth in any equity plan, equity award or any other provision of this Agreement between the Company and Executive to the contrary notwithstanding, all of Executive’s outstanding equity grants that were awarded at or prior to the time of the Change of Control shall fully vest upon the occurrence of a Qualifying Termination; and

(iv) continuation of medical benefits eighteen (18) months from the date of such termination or resignation upon the same terms as exist for Executive immediately prior to the termination or resignation date (which benefits shall be considered part of, and not in addition to, any coverage required under COBRA).

Following any termination or resignation of Executive's employment pursuant to this Section 5.5, the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants and any restrictive covenants set forth in any plan, award and agreement applicable to Executive, at law or in equity). Subject to Executive's execution of the Release described in Section 5.6, the payments described in clauses (i) and (ii) ("Change of Control Severance Pay") shall be paid in a lump sum within sixty (60) days following Executive's termination or resignation of employment or at the time described in Section 5.5(ii) with respect to the Target Bonus (or, in the case of a Qualifying Termination that occurs prior to the Change of Control, within sixty (60) days following the Change of Control). If the Qualifying Termination occurs prior to a Change of Control, in addition to the benefits described in clause (iv) of this Section 5.5(a), Executive shall be paid a lump sum cash payment equal to the difference between (I) the applicable premium paid by Executive for continuation of medical benefits under COBRA from the date of the Qualifying Termination through the date of the Change of Control (the "Pre-CoC Coverage Period") and (II) the amount of the applicable premium that would have been paid by Executive for continuation of medical benefits during the Pre-CoC Coverage Period had the provisions of Section 5.5(a)(iv) been given effect from the date of the Qualifying Termination, which payment shall be made in a lump sum within sixty (60) days following the Change of Control. If (and to the extent) that the benefits provided pursuant to Section 5.5(a)(iv) are taxable to Executive and are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the amount of the expenses that are eligible for reimbursement during one calendar year may not affect the amount of reimbursements to be provided in any subsequent calendar year, the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursement of the expenses shall not be subject to liquidation or exchange for any other benefit.

(b) Payments and benefits under Section 5.5(a) shall not be subject to mitigation or offset, except that medical benefits may be offset by comparable benefits obtained by Executive in connection with subsequent employment. Nothing in this Section 5.5 is intended to result in duplication of benefits provided by other provisions of this Agreement.

(c) The Change of Control Severance Pay shall be in lieu of the Severance Pay otherwise for a termination under Section 5.2 of this Agreement and any other plan or agreement of the Company, whether adopted before or after the date hereof, which provides severance payments or benefits. For the avoidance of doubt, Executive shall not be entitled to payments and benefits under both this Section 5.5 and any other provision of this Section 5 as the result of his termination of employment.

(d) If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to Executive by the Company or any of its affiliates under this Agreement or any other plan, program or arrangement under which Executive participates or is a party (collectively, the "Payments"), would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, as amended from time to time (the "Excise Tax"), then the amount of the Payments payable to Executive under this Agreement shall be reduced (a "Reduction") to the extent necessary so that no portion of such Payments payable to Executive is subject to the Excise Tax.

All determinations required to be made under this Section 5.5(d) and the assumptions to be utilized in arriving at such determination, shall be made by an independent, nationally recognized accounting firm mutually acceptable to the Company and Executive (the "Auditor"); provided that in the event a Reduction is required, Executive may determine which Payments shall be reduced in order to comply with the provisions of Section 5.5(de); provided, however that Executive may not determine such order with respect to any payments that are subject to Section 409A of the Code. The Auditor shall promptly provide detailed supporting calculations to both the Company and Executive following any determination that a Reduction is necessary. All fees and expenses of the Auditor shall be paid by the Company. All determinations made by the Auditor shall be binding upon the Company and Executive.

(e) For purposes of this Agreement, the term "Change of Control" shall be deemed to have occurred upon the first to occur of the following events:

(i) any Person becomes the Beneficial Owner, directly or indirectly, of common stock or voting securities of Huron (not including in the amounts beneficially owned by such Person any common stock or voting securities acquired directly from Huron or its Affiliates) representing 40% or more of the combined voting power of Huron's then outstanding securities; or

(ii) there is consummated a merger or consolidation of Huron or any direct or indirect subsidiary of Huron with any Person, other than (A) a merger or consolidation which would result in the voting securities of Huron outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of Huron or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (B) a merger or consolidation effected to implement a recapitalization of Huron (or similar transaction) after which no Person other than existing security holders is or becomes the Beneficial Owner, directly or indirectly, of securities of Huron (not including in the amount Beneficially Owned by such Person any common stock or voting securities acquired directly from Huron or its Affiliates) representing 50% or more of the combined voting power of Huron's then outstanding securities, or (C) a merger or consolidation of a subsidiary of Huron that does not represent a sale of all or substantially all of the assets of Huron; or

(iii) the shareholders of Huron approve a plan of complete liquidation or dissolution of Huron (except for a plan of liquidation or dissolution effected to implement a recapitalization of Huron addressed in (ii) above); or

(iv) there is consummated an agreement for the sale or disposition of all or substantially all of the assets of Huron to a Person, other than a sale or disposition by Huron of all or substantially all of the assets of Huron to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Huron.

Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Huron immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Huron immediately following such transaction or series of transactions.

For purposes of this Change of Control definition, (I) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act, (II) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, (III) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (w) Huron or any of Huron's direct or indirect subsidiaries, (x) a trustee or other fiduciary holding securities under an employee benefit plan of Huron or any of its Affiliates, (y) an underwriter temporarily holding securities pursuant to an offering of such securities, or (z) a corporation owned, directly or indirectly, by the stockholders of Huron in substantially the same proportions as their ownership of stock of Huron and (IV) "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(f) For purposes of this Section 5.5 (and distinguished from "Good Reason" provided under certain other circumstances under this Agreement), the term "CoC Good Reason" means the occurrence of any of the following within the two (2)-year period following a Change of Control (or prior to a Change of Control in connection with a Qualifying Termination) without the express written consent of Executive:

(i) any material breach by the Company of this Agreement;

(ii) any material adverse change in the status, responsibilities or position of Executive;

(iii) any material reduction in Base Salary or Target Bonus, other than in connection with an across-the-board reduction in Base Salaries applicable in like proportions to all similarly-situated executives of the Company and any direct or indirect parent of the Company;

(iv) assignment of duties to Executive that are materially inconsistent with Executive's position and responsibilities described in this Agreement; and

(v) requiring Executive to be principally based at any office or location more than fifty (50) miles from Executive’s agreed upon primary place of employment prior to the Change of Control.

The foregoing to the contrary notwithstanding, if Huron is acquired as a subsidiary or division of a reporting company pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934, the fact that Executive is not named as Chief Operating Officer of the reporting company following the Change of Control shall not constitute CoC Good Reason.

Notwithstanding the foregoing provisions of this paragraph (f), Executive's termination of employment shall be considered to be on account of CoC Good Reason only if (A) an event or condition occurs which satisfies the foregoing provisions of this Section 5.5(f), (B) Executive provides the Company with written notice pursuant to Section 10.5 that he intends to resign for CoC Good Reason and such written notice includes (I) a designation of at least one of Section 5.5(f)(i)-(v) (the "Designated Sections") which Executive believes is the basis for CoC Good Reason and (II) specifically describes the events or conditions Executive is relying upon to satisfy the requirements of the Designated Sections, (C) as of the thirtieth (30th) day following the Company's receipt of such notice from Executive, such events or conditions have not been corrected in all material respects, and (D) Executive resigns his employment within sixty (60) days after the date on which Executive first has actual knowledge of the occurrence of the events or conditions upon which Executive relies upon to satisfy any of the Designated Sections.

5.6 General Release. Executive acknowledges and agrees that Executive's right to receive severance pay and other benefits (including post-termination equity vesting) pursuant to Section 5.2 and 5.5 of this Agreement (collectively, the "Severance Benefits") is contingent upon Executive's compliance with the covenants, representations, warranties and agreements set forth in Section 6 of this Agreement and, except for those payments and benefits required to be made or provided by law or pursuant to the express terms of a benefit plan (and other than those benefits to be provided upon death), such Severance Benefits shall be conditioned upon Executive's execution and acceptance of the terms and conditions of, and the effectiveness of, a general release in the standard form used by the Company at the time of Executive's termination of employment (the "Release"); provided, however, that such Release shall not require Executive to relinquish any rights or claims that (a) arise after his execution of the Release, (b) relate to indemnification or liability insurance pursuant to the Company's insurance plans, bylaws or applicable law, or (c) cannot be waived by law. If Executive fails to comply with the covenants set forth in Section 6 or if Executive fails to execute the Release or revokes the Release during the seven (7)-day period following his execution of the Release, then Executive shall not be entitled to any Severance Benefits. The Company shall provide Executive with the Release within five (5) days following his termination of employment (or, in the case of any benefits relating to a Qualifying Termination occurring prior to a Change of Control, within five (5) days following the Change of Control). Executive shall be entitled to any such Severance Benefits only if the Release has been executed, is effective and the applicable revocation period has expired no later than the date as of which such Severance Benefits are to be paid (or provided) pursuant to this Agreement and if such requirements are not satisfied, Executive shall not be entitled to any such Severance Benefits.

6. Restrictive Covenants and Agreements.

6.1 Executive's Acknowledgment. Executive agrees and acknowledges that in order to assure the Company that it will retain its value and that of the Business as a going concern, it is necessary that Executive not utilize special knowledge of the Business and its relationships with customers to compete with the Company. Executive further acknowledges that:

(a) the Company is and will be engaged in the Business during the Employment Period and thereafter;

(b) Executive will occupy a position of trust and confidence with the Company, and during the Employment Period, Executive will become familiar with the Company's trade secrets and with other proprietary and Confidential Information concerning the Company and the Business;

(c) the agreements and covenants contained in this Section 6 and Sections 7, 8 and 9 are essential to protect the Company and the confidentiality of its Confidential Information (defined below and inclusive of trade secrets) and near permanent client relationships as well as goodwill of the Business and compliance with such agreements and covenants will not impair Executive's ability to procure subsequent and comparable employment; and

(d) Executive's employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement.

6.2 Confidential Information. As used in this Section 6, "Confidential Information" shall mean the Company's trade secrets and other non-public information relating to the Company or the Business, including, without limitation, information relating to financial statements, customer identities, potential customers, employees, suppliers, acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, marketing plans and strategies, profit margins and other information developed or used by the Company in connection with the Business that is not known generally to the public or the industry and that gives the Company an advantage in the marketplace. Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of Executive. Executive agrees to deliver to the Company at the termination of Executive's employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Business or the Company or other forms of Confidential Information which Executive may then possess or have under Executive's control.

6.3 Non-Disclosure.

(a)    Executive agrees that during employment with the Company and thereafter, Executive shall not reveal to any competitor or other person or entity (other than current employees of the Company) any Confidential Information regarding Clients (as defined herein) that Executive obtains while performing services for the Company. Executive further agrees that Executive will not use or disclose any Confidential Information of the Company, other than in connection with Executive's work for the Company, until such information becomes generally known in the industry through no fault of Executive. "Client" shall mean those persons or firms for whom the Company has either directly or indirectly provided services within the twenty-four (24)-month period immediately preceding termination of

Executive's employment and therefore includes both the referral source or entity that consults with the Company and the entity to which the consultation related. "Client" also includes those persons or firms to whom Executive has submitted a proposal (or assisted in the submission of a proposal) to perform services during the six (6) month period immediately preceding termination of Executive's employment.

(b)    Nothing in this Agreement prohibits Executive from reporting an event that Executive reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), from providing truthful testimony in a legal proceeding, or from cooperating in an investigation conducted by such a government agency. In addition, nothing in the Agreement shall be construed to prohibit the Executive from disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful. Executive is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

6.4 Non-Interference with Relationships. Executive shall not at any time during employment with the Company directly or indirectly solicit, induce or encourage (a) any executive or employee or other personnel (including contractors) of the Company, or (b) any customer, Client, supplier, lender, professional advisor or other business relation of the Company to leave, alter or cease his/her/its relationship with the Company, except where this activity is authorized and undertaken as part of Executive’s duties for the benefit of the Company. For a period of twelve (12) months following termination of Executive's employment with the Company for any reason, Executive will not interfere with the Company’s business relationship with a Company employee that Executive worked with and gained trade secret information about by soliciting such an employee of the Company to terminate employment with the Company for the benefit of any other business. post-employment restrictions in this Section 6.4 will not apply where Executive can prove by clear and convincing evidence that no Company trade secrets will be compromised as a result of the prohibited activity. Subject to the limitations contained in Section 6.3(b), Executive shall not at any time directly or indirectly make disparaging remarks about the Company.

6.5 Modification. If any court of competent jurisdiction shall at any time deem that the term of any Restrictive Covenant is too lengthy, or the scope or subject matter of any Restrictive Covenant exceeds the limitations imposed by applicable law, the parties agree that provisions of Sections 6.3 and 6.4 shall be amended to the minimum extent necessary such that the provision is enforceable or permissible by such applicable law and be enforced as amended.

6.6 Representations and Warranties. Executive has made full disclosure to the Company concerning the existence of, and delivered copies of any documents relating to, any contractual arrangement (including, but not limited to, any non-compete or non-solicitation agreement) that Executive has with any current or former employer which agreement purports to be in effect as of the Effective Date or the dates of Executive's intended employment with the Company (other than Executive’s prior Senior Management Agreement dated Jul 8, 2008 the “Prior Agreement”). Executive represents, warrants and covenants to the Company that (a) Executive is not a party to or bound by any employment agreement, noncompete, nonsolicitation (of customers or employees), nondisturbance (of customers, employees or vendors), or confidentiality agreement with any previous employer or any other person or entity that would be violated by Executive's acceptance of this position or which would interfere in any material respect with the performance of Executive's duties with the Company, (b) that Executive will not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of Executive's duties with the Company, (c) that Executive will not at any time breach (or threaten to breach) any such agreement with any such previous employer or any other person or entity during Executive's employment with the Company and (d) Executive shall not at any time enter into any modification of any forgoing such agreement or any new agreement with, waive any rights of Executive under any agreement with, or acknowledge any amounts due from Executive to, Executive's previous employer without first obtaining the prior written consent of the Company in its sole discretion. Executive shall hereafter immediately disclose to the Company any knowledge of Executive of a possible or potential violation of any forgoing such agreement occurring at any time.

7. Ownership of Intellectual Property. All intellectual property, ideas, inventions, writings, software and Confidential Information created or conceived by Executive alone or with others while employed with the Company that relate to the Company's business or clients or work assigned to Executive by the Company (collectively, "Materials") constitute "work made for hire" and are the exclusive property of the Company. If for any reason any Materials cannot legally constitute a "work made for hire," then this Agreement shall operate as an irrevocable assignment and agreement to assign to the Company all right, title and interest in such Materials: provided, however, that this assignment shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (a) the invention relates at the time of conception or reduction to practice of the invention, (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for the Company. Executive will promptly disclose to the Company in writing all Materials developed during his employment with the Company, and Executive will execute such documents as may be necessary to evidence his assignment(s) of all right, title and interest in Materials to the Company. If Executive claims ownership in any intellectual property, ideas or inventions that predate his employment with the Company, then Executive will disclose such claims in writing to the Company's Human Resources Department before commencing any work for the Company.

8. Effect on Termination. If, for any reason, this Agreement shall terminate or Executive's employment with the Company shall terminate, then, notwithstanding such termination, those provisions contained in this Section 8 and Sections 6, 7, 9 and 10 hereof shall survive and thereafter remain in full force and effect.

9. Remedies.

9.1 Non-Exclusive Remedy for Restrictive Covenants. Executive acknowledges and agrees that the covenants set forth in Sections 6.3 and 6.4 of this Agreement (collectively, the "Restrictive Covenants") are reasonable and necessary for the protection of the Company's trade secrets and other business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive's actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by Executive of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages or the posting of bond. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

9.2 Arbitration. Any controversy or claim arising out of or related to (i) this Agreement, (ii) the breach thereof, (iii) Executive's employment with the Company or the termination of such employment, or (iv) Employment Discrimination, shall be settled by arbitration under (and governed by) the Federal Arbitration Act in Chicago, Illinois before a single arbitrator administered by the American Arbitration Association ("AAA") under its National Rules for the Resolution of Employment Disputes, amended and restated effective as of January 1, 2004 (the "Employment Rules"), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, Rule R-34 of the AAA's Commercial Arbitration Rules amended and restated effective as of September 1, 2007 (instead of Rule 27 of the Employment Rules) shall apply to interim measures. References herein to any arbitration rule(s) shall be construed as referring to such rule(s) as amended or renumbered from time to time and to any successor rules. References to the AAA include any successor organization. "Employment Discrimination" means any discrimination against or harassment of Executive in connection with Executive's employment with the Company or the termination of such employment, including any discrimination or harassment prohibited under federal, state or local statute or other applicable law, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disability Act, or any similar federal, state or local statute.

10. Miscellaneous.

10.1 Assignment. Executive may not assign any of Executive's rights or obligations hereunder without the written consent of the Company. The Company may assign this Agreement without the consent of Executive. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In connection with a Change of Control, the Company shall cause a successor to the Company to explicitly assume and agree to be bound by this Agreement and any such successor shall explicitly assume and agree to be bound by this Agreement.

10.2 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remainder of this Agreement.

10.3 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

10.4 Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

10.5 Notices. All notices, demands or other communications to be given under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (c) transmitted by telecopy or electronic mail. Such notices, demands and other communications shall be sent to the addresses indicated below:

To the Company: Huron Consulting Group Inc.
550 West Van Buren Street
Chicago, IL 60607
Attention: Michael Giannetti
Facsimile: (312) 583-8701

To Executive: James R. Dail Jr.
12062 Rose Marie Lane
Los Angeles, CA 90049

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. The date in which such notice shall be deemed given shall be (w) the date of receipt if personally delivered, (x) three (3) business days after the date of mailing if sent by certified or registered mail, (y) one business day after the date of delivery to the overnight courier if sent by overnight courier or (z) the next business day after the date of transmittal by telecopy.

10.6 Preamble; Preliminary Recitals. The Preliminary Recitals set forth in the Preamble hereto are hereby incorporated and made part of this Agreement.

10.7 Taxes. All compensation payable to Executive from the Company shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.

10.8 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement sets forth the entire understanding of the parties, and supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof, including the Prior Agreement.

10.9 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Illinois without giving effect to provisions thereof regarding conflict of laws; provided, however, that if Executive primarily resides and works for the Company in California, nothing herein shall prohibit Executive from electing to opt out of the application of Illinois law if it would deprive Executive of the protection of California law for claims arising in California if such election is exercised promptly when the claim arises. For purposes of the forgoing, an election for the application of California law that is not communicated to the Company in writing within ten (10) days after the claim arising shall be presumed to be invalid and not promptly exercised for purposes of claims arising under this Agreement.

10.10 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

10.11 Amendment and Waivers. Any provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.

10.12 Additional Section 409A Provisions. Notwithstanding any provision contained in this Agreement to the contrary, if (a) any payment hereunder is subject to Section 409A of the Code, (b) such payment is to be paid on account of Executive's termination of employment and (c) Executive is a "specified employee" (within the meaning of Section 409A(a)(2)(B) of the Code), then such payment shall be paid on the later of the first day of the seventh month following Executive's termination of employment or, the date on which such payment is otherwise to be paid under this Agreement). With respect to any payments hereunder that are subject to Section 409A of the Code and that are payable on account of a termination of employment (or any similar term or phrase), the determination of whether Executive’s employment has terminated shall be made in accordance with Section 409A of the Code and Treasury Regulations related to such Code Section that define when Executive shall be deemed to have incurred a “separation from service” (as the phrase is used for purposes of Code Section 409A). It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled in connection with termination of employment either be exempt from or comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right is neither exempt nor in compliance with Code Section 409A, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A of the Code (with the most limited possible economic effect on Executive and on the Company). Neither the Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A of the Code, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below.

COMPANY:

HURON CONSULTING GROUP INC.

By: /s/ C. Mark Hussey
Its: President & COO
Date: 6/1/2022

James R. Dail Jr.

/s/ J. Ronald Dail

J. Ronald Dail
(print name)

June 1, 2022
Date